Contact:	Stephen H. Gordon	Chairman & CEO	Telephone:	(949) 585-7500
	David S. DePillo	President & COO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES ITS SUBSIDIARY IS
NOW CALIFORNIA’S FASTEST GROWING BANK

Irvine, CA – June 5, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that, according to data updated quarterly on the FDIC’s website, www.fdic.gov, Commercial Capital Bank (the “Bank”), the Company’s banking subsidiary, is now the fastest growing bank in California for the three year period ended March 31, 2003. The Bank’s total assets increased approximately 22 times to $1.02 billion at March 31, 2003, from $44.8 million at March 31, 2000.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which include income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At March 31, 2003, CCBI had total assets of $1.2 billion, and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, was the 4th largest multi-family lender in California during the 12 months ended December 31, 2002 and has originated over $2.2 billion in multi-family and commercial real estate loans from its inception through March 31, 2003. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions.

This Press Release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.